Exhibit 99.1

Noble International Announces First Quarter

Financial Results

TROY, MI – MAY 7, 2008 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported financial results for the first quarter ended March 31, 2008. The highlights are as follows:

FINANCIAL RESULTS

The Company posted net sales of $314.1 million in the first quarter of 2008, an increase of 96.2% compared to net sales of $160.1 million reported in the first quarter of 2007. For the first quarter of 2008, the Company posted a net loss of $2.0 million, or $0.08 per diluted share, compared to a net loss of $0.2 million, or $0.01 per diluted share, in the first quarter of 2007.

FIRST QUARTER FINANCIAL COMMENTARY

Net sales increased $154.0 million to $314.1 million in the first quarter of 2008 from $160.1 million in the first quarter of 2007. Revenues at facilities acquired from ArcelorMittal (“the Arcelor Business”) accounted for $148.4 million of this net sales increase. An increase in tooling sales related to launched or launching programs accounted for $11.5 million of the revenue increase and an increase in steel pricing accounted for approximately $1.3 million of incremental revenue. These increases were partially offset by a $1.7 million sales decrease due to the resolution of commercial pricing negotiations with certain customers and $5.5 million of revenue decline due to lower North American light vehicle production, a majority of which was caused by the strike at American Axle. Compared to the first quarter of 2007, total North American light vehicle production in the first quarter of 2008 was down 7.8%; the “Detroit Three” production was down 13.3%.

Gross margin increased $10.3 million to $23.9 million in the first quarter of 2008 from $13.6 million in the first quarter of 2007. The Arcelor Business acquisition provided for $14.0 million of gross margin and the Company realized an incremental $2.0 million of tooling margin in the first quarter of 2008 compared to the first quarter of 2007. The Company had a $1.7 million reduction in gross margin due to commercial pricing negotiations with certain customers as well as a $1.2 million reduction of gross margin related to the volume declines in North America. In addition, the Company reported $0.4 million of additional direct labor health costs, $0.9 million of additional fixed overhead costs and $1.1 million of additional variable costs, primarily related to new program launches in our Mexican roll-forming operations. As a result of the foregoing, gross margin as a percentage of sales decreased from 8.5% in the first quarter of 2007 to 7.6% in the first quarter of 2008.

Selling, general and administrative (“SG&A”) expenses increased $13.4 million to $20.9 million in the first quarter of 2008 from $7.5 million in the first quarter of 2007. SG&A costs in the Arcelor Business accounted for $8.5 million of this increase, of which $2.1 million were professional service fees related to establishing the standalone accounting and finance function in Europe. The remaining increase is primarily attributable to a $1.9 million increase in salaries and health benefits as the Company hired additional employees over the past year to support the larger, global organization and $2.4 million of increased expenses related to audit and tax services as well as legal fees and other expenses associated with the convertible debt transaction with ArcelorMittal and certain on-going litigation. As a percentage of sales, SG&A costs increased from 4.7% in the first quarter of 2007 to 6.6% in the first quarter of 2008.

As a result of the aforementioned items, Noble reported operating profit of $3.0 million in the first quarter of 2008 compared to $6.1 million in the first quarter of 2007.

Interest expense (net of interest income) increased $3.0 million to $5.9 million in the first quarter of 2008 from $2.9 million in the first quarter of 2007. Additional debt incurred pursuant to the Arcelor Business acquisition drove $2.9 million of this increase with the remaining $0.1 million increase in North America. In the first quarter of 2008, the Company recognized other income of $0.5 million comprised of $0.2 million of foreign currency gains and $0.3 million of management fees and income related to the Company’s joint venture investment in Shanghai, China. In the first quarter of 2007, the Company recognized other expense of $0.3 million comprised of $0.7 million of foreign currency losses offset by $0.4 million of management fees related to the Company’s investment in SET Enterprises, Inc. In the first quarter of 2007, the Company also recorded a $3.3 million loss on extinguishment of debt.

The Company recorded an income tax benefit of $0.7 million in the first quarter of 2008 compared to an income tax benefit of $0.6 million in the first quarter of 2007.

As a result of the foregoing, the Company recognized a net loss of $2.0 million in the first quarter of 2008 compared to a net loss of $0.2 million in the first quarter of 2007.

MANAGEMENT COMMENTS

Noble’s Chief Executive Officer, Thomas L. Saeli, commented, “The operating environment in the first quarter presented many challenges to Noble. Extreme volume reductions in North America across all customers, but especially General Motors due to the American Axle strike, caused a reduction in gross margin despite closely managing and adjusting variable costs such as labor to account for fluctuations in production volumes. In addition, disappointing volumes in Western Europe hampered results there as our ability to make short term adjustments to variable costs including production labor is far more limited when compared to North America. In light of these economic conditions, we continue to assess the Company’s manufacturing footprint in order to balance the short-term economic realities with the expected long-term positive growth of the business. Economic challenges aside, by continuing to focus on integrating our recent acquisitions and executing on the plant floor, we will emerge a stronger Company when the operating environment returns to a more normalized level.”

REVISED EXPECTATIONS FOR 2008

Due to the volatility of full year North American light vehicle production forecasts and uncertainties related to European integration and operating costs, which continue to be higher than initially expected, we believe the guidance previously issued on March 27, 2008 is not achievable. While we do expect the Company to be profitable in 2008, we will not update guidance until there is better visibility related to the 2008 operating environment. Management continues to take actions to support the growth of the Company and improve its manufacturing cost structure to drive the efficiencies necessary to compete effectively in this very challenging economy.

The Company affirms that it will pay its regularly scheduled dividend of $0.08 per share in the second quarter. As is historically the case, Noble’s dividend policy will be evaluated during the Company’s board of directors meeting scheduled for July, with future dividends dependent on global economic factors and the Company’s performance and expected cash flows.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the first quarter ended March 31, 2008 at 10 AM ET, Thursday, May 8, 2008. The dial-in numbers for the call are (800) 690-3108 or (973) 935-8753 and the conference ID number is 45385844. A replay of the conference call will be available through May 15, 2008 by dialing (800) 642-1687 or (706) 645-9291. The passcode for the replay is 45385844.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding EBITDA adjusted for other non-cash items (“Adjusted EBITDA”) and “Free Cash Flow,” both non-GAAP financial measures. Adjusted EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization as well adjustments for other non-cash items. Free Cash Flow represents cash from operations less capital expenditures.

Adjusted EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s operating performance. While widely used, however, Adjusted EBITDA is not identically calculated by companies presenting Adjusted EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that Adjusted EBITDA is useful to both management and investors in their analysis of the Company’s operating performance. Further, management uses Adjusted EBITDA for planning and forecasting in future periods and Free Cash Flow is useful in analyzing the company’s ability to service and repay its debt. For a reconciliation of Adjusted EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward-looking statements. For more information see www.nobleintl.com.

For more information contact:

Scott A. Kehoe

Treasurer

Noble International, Ltd.

(248) 519-0700

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended March 31
	2008	2007
Net sales	$314,098	$160,070
Cost of sales	290,203	146,480

Gross margin	23,895	13,590
Selling, general and administrative expenses	20,870	7,512

Operating profit	3,025	6,078
Interest income	85	87
Interest expense	(6,010)	(2,947)
Loss on extinguishment of debt	—	(3,285)
Other income (expense), net	520	(331)

Loss before income taxes, minority interest and equity loss	(2,380)	(398)
Income tax benefit	(716)	(607)

(Loss) income before minority interest and equity loss	(1,664)	209
Minority interest, net of tax	(292)	(175)
Equity loss, net of tax	(28)	(220)

Net loss	$(1,984)	$(186)

Basic loss per common share	$(0.08)	$(0.01)

Diluted loss per common share	$(0.08)	$(0.01)

Dividends declared and paid per share	$0.08	$0.08

Basic weighted average common shares outstanding	23,607,366	14,126,951
Diluted weighted average common shares outstanding	23,607,366	14,126,951

Reconciliation of Adjusted EBITDA to loss before income taxes, minority interest and equity loss:
Loss before income taxes, minority interest and equity loss	$(2,380)	$(398)
Depreciation expense	11,748	4,130
Amortization expense	1,428	569
Net interest expense	5,925	2,860
Stock compensation expense	212	30
Loss on extinguishment of debt	—	3,285

Adjusted EBITDA	$16,933	$10,476